P-COM

Moderator: Sam Smookler
October 29, 2004
12:00 pm CT

Operator:	Good afternoon ladies and gentlemen. And welcome to the P-Com third quarter financial results conference call.

At this time all participants are in a listen only mode. Following to today’s presentation instructions will be given for the question and answer session.

If anyone needs assistance at anytime during the conference please press the star followed by the 0. As a reminder this conference is being recorded Friday, October 29, 2004.

I would now like to turn the conference over to Ms. (Jennifer Beuglemans) of the EVC Group. Go ahead ma’am.

(Jennifer Beuglemans):Thank you. Good morning, everyone. This is Jennifer Beuglemans with EVC Group, Investor Relations Counsel to P-Com. Thank you for joining us this morning for the P-Com conference call and web cast to review financial results for the third quarter ended September 30, 2004.

If you have not received a copy of the results news release issued before the market opened today and would like one please call our office at (415) 896-6820 and we’ll get one to you immediately.

Additionally, we have arranged for a tape replay of this call which may be accessed by phone. This replay will be available approximately one hour after the calls conclusion and remain in effect through 11:59 pm Pacific time on November 8. The number to access the replay is (800) 405-2236 for domestic participants. And for international callers the replay number is (303) 590-3000. The pass code for both replay dial in numbers is 11010154 and the pound sign.

In addition, this call is being web cast live and an archive replay will also be available. To access the live web cast or the archive go to P-Com’s website at www.p-com.com.

Before we get started, during the course of this conference call the company will make statements that are forward looking and involve known and unknown risks and uncertainties that may cause P-Com’s actual results in future period to be materially different from any future performance that may be suggested in this call.

Such factors may include but are not limited to the ability to achieve positive cash flows given the company’s existing and anticipated operating and other costs and current sales trends, the company’s cash position and its need to raise additional capital and whether that capital is available on acceptable terms if at all, the company’s ability to negotiate payment terms with its creditors including its equipment lease vendors and settle outstanding litigations, the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices, fluctuations in customer demand, reliance upon subcontractors, the ability of P-Com’s customers to finance their purchases, the timing of new technology and product introduction, and the risk of early obsolescence.

Many of these risks and uncertainties are beyond P-Com’s control. References made to the discussion of risk factors detailed in P-Com’s filings with the Securities and Exchange Commission including its report on Form 10-K, 10-Q, and 8-K.

During the course of this call, management may provide certain non-GAAP information. The non-GAAP measures we are providing may include net loss before the (unintelligible) increase preferred stock to redemption values, net income excluding income from a debt extinguishment and discontinued operation, operating expenses and legacy operating expenses, and free cash flow minus operating expenses.

We are providing these non-GAAP measures to help investors understand the potential operating performance of the company once the legacy operating expenses are substantially eliminated by the end of 2005.

At this time I’d like to turn the call over to Sam Smookler, President and CEO of P-Com.

Sam Smookler:	Thanks, Jennifer. Before I turn the call over to (Dan Rumsey) to review our third quarter financial results I’ll give you a brief overview of the progress we’ve made on our strategic initiative.

As I’ve consistently communicated, reaching our long
term goal of creating solid foundation for the long
haul is predicated on our ability to achieve our near
term objectives of number 1 growing revenue by
strengthening our channels to the market. Number 2
developing and releasing innovative world class
products into the market. And Number 3 crafting and
shaping a lean enterprise model at P-Com through
aggressive balance sheet, restructuring, and
streamlining our operational infrastructure.

Achievement of these objectives will lead to profitability, which we believe we can achieve sometime in 2005 and put P-Com on solid footing for future growth.

Although we’re disappointed in our revenue of $6.1
million for the quarter, which while down from Q2 was
still up from Q3 a year ago, we continue to strengthen
our sales channels and improve our potential for
growing revenue by forming a joint venture to sell
P-Com’s products with a major telecommunications
company in China named Nanjing Putian.

Our joint venture partner has long standing
relationships of major operators throughout China such
as China Mobile and China Unicom. And this will
greatly enhance our ability to generate sales in the
China market as well as in other parts of the world
such as Pakistan and sub-Sahara Africa where our
partner has channeled through markets.

Our commitment and focus on generating new products
continue during the quarter as we completed the Encore
product platform with the seven gigahertz 350 band
which are especially desirable in the Asia Pacific,
Middle East, and sub-Sahara Africa areas.

On the license exempt side of the business we
introduced the newest member of our 80211 extended
wide side family the speed LAN 9200. This is a
significant new product with features that will open
up new markets and applications with its feature set
of 2.4 or 5.8 gigahertz frequencies, self healing mesh
networking, non-line of site OFDM, and mobility.

Two important achievements in this product release are
that we met our internal schedule commitment and we
satisfied our beta side customer requirements. As a
result, we’ve already been rewarded with new orders.

On the restructuring and operational side of the
business, we continue to make progress. Our balance
sheet liabilities are down 50% from a year ago and are
down by $40 million since the beginning of 2003. In
addition, our inventories are clean, our turns are
improving, our DSO’s are under control.

I’m going to elaborate further on our market sectors, our market channels, our product marketing strategies, and where we see the company headed.

But first I’ll ask (Dan Rumsey) to review our financial results for the quarter. (Dan).

(Dan Rumsey): Thank you, Sam. As Sam mentioned in his opening remarks, our sales in this quarter continue to reflect the challenges facing most companies in our sector. The extended recovery of the overall wireless communications industry together with a competitive nature of the wireless sector — especially on the licensed product side — continue to put pressure on revenue growth as well as operating margin. Nevertheless, we continue to focus our attention on maintaining a healthy balance sheets and creating and operating an infrastructure that while lean can support our exciting product roll out schedule and future sales growth.

We’re also looking at opportunities for consolidation, which we believe is inevitable given the financial profile of the wireless sector. I’ll touch on this more in a moment.

Total revenue for the third quarter was $6.1 million up 10% compared with $5.6 for the quarter ended September 30, 2003. Although our top line revenue did not meet our updated outlook for the third quarter it did represent the fourth consecutive quarter of year over year growth. We fell short of our target principally due to a contra revenue customer credit of $180,000.

Breaking down our revenue by product line — licensed product revenue comprised primarily of sales of Encore and refurbished products represented 82% of total sales at $5.04 million. Our license exempt product primarily SPEEDLAN represented $1.1 million or 18% of total sales.

Our repair and maintenance business continues to provide a relatively steady revenue stream with consistently favorable margins. On a geographic basis sales to US entities comprise approximately 14% of sales, Western European customers represented about 38% of sales, and Latin America represented more than 33% of total sales. This breakdown is consistent with our historical geographic sales distribution.

Cost of goods sold in Q3 were approximately $5.0 million compared with $4.9 million in the previous quarter. Growth margins were 19% compared with the 29% we achieved in the second quarter. During the second quarter, however, growth margins benefited from a one time gain we experienced as a result of the restructuring of our repair and maintenance operation and the reversal of some accrued payables. Margins were also impacted by the continued decrease in average selling prices for our licensed products.

Longer term we continue to believe that we can achieve overall gross margins in the 35% range. Margin improvement will result from the roll out of new higher margin products and the anticipated increase in revenue attributable to our unlicensed products, which typically yield much higher operating margins.

Operating expenses for the quarter were $4.4 million compared to $3.6 million in the same period last year and $4.1 last quarter. The increase compared to the same period last year is principally the result of higher sales and marketing expenses attributable to the acquisition of SPEEDCOM. While the increase compared with second quarter is principally the results of the settlement of a dispute with a distribution partner relating to sales and marketing expenses, which are nonrecurring.

Our research and development and general administrative expenses are holding steady at approximately $1.3 million and $1.1 million per quarter respectively.

A loss from continuing operations for the quarter ended September 30, 2004 was approximately $3.4 compared with income of $6.3 million in the second quarter of this year. The income reported last quarter was principally due to non-cash one time gain that resulted from creditor settlements.

Excluding the impact of these settlements the loss from continuing operations in the second quarter of this year to approximately $2.1 million.

As you know, we have made tremendous progress towards strengthening our balance sheet by dramatically reducing our short term liabilities by more than $40 million from greater than $53 million in Q1 ’03. At the end of the third quarter of this year, our short term liabilities were approximately $13 million. And as a result for the second consecutive quarter, we achieved positive working capital, which was $1.6 million.

This dramatic reduction in liabilities was a direct result of our restructuring efforts which will continue. Further gains will come from reducing costs related to legacy operations, which will continue through 2005.

As we reported last quarter, those obligations were approximately $3.2 million. And we reduced those liabilities further in Q3 by approximately $200,000.

In the current quarter we have an obligation to an equipment lease vendor due in December of $1.7 million, which while we can’t offer any assurances, we’re currently negotiating to restructure.

Excluding that obligation, we anticipate our spending related to legacy items to gradually tend down throughout the remainder of 2004 and be fully extinguished by end of the 2005.

Amortized over the fourth quarter of this year and into 2005, total legacy spending per quarter through the end of 2005 is approximately $500,000.

Achieving these spending reductions and achieving our gross margin objectives could result in achieving positive cash flow on a quarterly revenue of approximately $9.5 million, which we believe is achievable by the end of 2005.

Turning now to our cash position — cash totaled approximately $3.7 million at the end of the third quarter 2004 compared with $4.9 million at the end of the second quarter. Cash in the second quarter was bolstered by borrowings under our credit line with Silicon Valley Bank of approximately $1.4 million at the end of the quarter. As reported earlier we renewed our credit line with Silicon Valley Bank in September.

Our net cash usage during the quarter was approximately $2.6 million. Before I turn to our plan to address our cash requirements going forward, in light of our projected net cash usage, let me spend a moment on a few other data points related to the balance sheet. Accounts receivable decreased to $4.7 million, as of September 30, down from $6.5 million, as of the end of the second quarter.

Inventory decreased to $4.1 million in the current quarter from $4.3 million at the end of the second quarter. And our total current assets decreased by about $3.3 million. The decrease in total current assets in the quarter is principally attributable to the decrease in cash and the higher rate of collection of outstanding accounts receivables.

As I mentioned earlier, we continue to aggressively manage our spending during the quarter once again resulting in a slight decline in accounts payable during the third quarter from the amount recorded in the second quarter.

Many of these payment obligations are obligations assume the connection with acquisition SPEEDCOM last December, which are slowly being reduced yet remain a burden on our cash.

To strengthen our cash position and provide for our working capital needs we obtained a commitment for $5 million in the debenture financing, which we announced on October 1. This transaction is expected to close in the next couple of days. These securities will not be convertible into equity but they will allow P-Com to make a required principal and interest payments in our stock rather than cash.

We chose this type of securities so that we can ensure they’ll grow capital in the short term to pursue our strategy to grow sales while minimizing the risk of further dilution to our shareholders.

Together with available borrowings under our credit line, the proceeds available upon issuance of these two ventures will provide us with a comfortable level of liquidity heading into the first quarter of 2005. Therefore enabling us to concentrate on our strategic sales initiatives and seeking opportunities to consolidate, which we’ll touch on in a moment.

After the close of our debenture financing we do not anticipate raising additional capital during the next two quarters. And our cash requirements beyond Q1 of ’05 will depend on how fast we’re able to grow revenue among other factors.

Many shareholders have asked me about our capitalization schedule. Our total issue and outstanding common stock as of September 30, 2004 was 11,790,669 shares. On a fully diluted basis excluding options and warrants and including convertible preferred stock our issue and outstanding shares are approximately 16,175,494 shares.

Before I turn it over to Sam, I think it’s important to address where we see ourselves as a corporation going forward. We certainly recognize the fall our stock price has taken over the past year and that it trades at a significant discount to many of our peers in the wireless industry. While it’s certainly too early to discuss specifics, we’re currently evaluating all of our options that will allow us to achieve our principal objective of increasing shareholder value.

Available opportunities may be to consolidate, seek a strategic partner or engage in some other corporate transactions intended to achieve positive cash flow on an accelerated basis, which is the surest path to significantly share holder value.

I’d like to now offer a bit of financial guidance for the full year 2004. A lot of the softness in sales that we’re experiencing during the third quarter and with the ongoing limitations of our visibility into non-licensed product sales they’re currently forecasting that we will achieve total revenue in the range of $24 to $27 million for the full year, which will represent approximately 25% year over year growth.

In addition, as I mentioned previously, we believe that sometime in 2005 we’ll be able to reduce our quarterly revenue break even levels at $9.5 million allowing us to reach profitability at that level of sales.

I’d like to now turn the call back over to Sam who’ll give you some insights about our strategic direction. Sam.

Sam Smookler:	Thank you (Dan). First, lets look at our markets. In the license sector business, which is predominately cellular backhaul (which is tied to cellular infrastructure and carrier CAPEX), we are still facing an extended recovery cycle with a high degree of uncertainty on the timing and the rate of recovery.

Pricing is still depressed and competition is fierce. At the same time, we’ve got two important positive drivers. First, our large installed base of licensed products are at a stage where certain key customers have networks where refurbishment is a desirable alternative to new CAPEX. This activity is providing us with a stable revenue stream that will continue for several years to come.

Secondly, our license exempt extended range Wi-Fi products are a new and emerging market opportunity for
P-Com. While we’ve been in this business for less than a year we just introduced a best in class product the SPEEDLAN 9200 that is opening up numerous opportunities in government, military, and private security and surveillance applications. In fact, we just received the contract from a DOD supplier for the 9200 to be used in security and surveillance applications.

Currently we’re still in an early stage of seeding the market with this product solution, but the opportunities are exciting and the upside potential is significant.

The nature of the security environments where our SPEEDLAN product is being used prohibits me from giving specific details of the installed application. But if you’ll imagine some of the trouble spots in the world you’d be very impressed that where and how P-Com’s radios are integrated into wireless security and surveillance networks.

Based on the satisfaction level and success of our system integrator customers in this space were very enthusiastic about the opportunity for growth. They’re also obvious and numerous opportunities for us in the homeland security sector as well.

As I’ve said time and time again a key ingredient in our turn around strategy are road to profitability and our ability to succeed for the long haul is our new product road map. New products are the life blood of any company. And P-Com is intensely focused in this endeavor.

In a short period of time we’ve developed and released a best in class product — SPEEDLAN 9200 in the license exempt market. Our product roadmap has new products coming into the market every quarter through the end of 2005. Our objective is to have within a year from now a portfolio of products that can go head to head with the best in our market sectors.

Our new products in the license spectrum side are focused on giving customers what they really want. Our license product roadmap includes two new platforms — the CP and XP, which are our internal project designations.

The CP is aimed at the cost sensitive low and medium capacity high volume emerging markets like China and
India where low cost and robust performance are the drivers. At the same time, in a parallel path, we’re working on the XP, which is aimed at being a cost effective, feature rich product for applications requiring spectrally efficient systems with medium to high band width, dynamic band width allocation, and
Ethernet port.

Within the context of new product planning I’d like to offer our perspective on (Wi-Max). As you know,
P-Com is a member of the (Wi-Max) forum and we’re keenly interested in the development taking place in
(Wi-Max). We believe that it’s a little early in the game to jump in. We like the concept of open architecture networks that resemble the service and performance characteristics of carrier class licensed spectrum transition systems. And we believe that as the hype and fog surrounding (Wi-Max) gives way to better clarity of customer requirements, P-Com, vis-à-vis our technology and know how in both the licensed and extended YFY 80211 arena that we have a unique competency to develop network solutions for the conversions of carrier grade and license exempt technology.

And we plan on participating in (Wi-Max) development when the time is right and it makes sense. And down the line we believe that this technology will provide us with additional revenue opportunities as well. As our plans materialize, I’ll keep you updated on our (Wi-Max) strategy.

In summary, we believe that while we have challenges ahead of us, we also have real opportunities to dramatically grow our revenue. On the license spectrum point-to-point microwave business, we’re facing a challenging market environment. Our objective is to tough it out during this period and to capitalize on winning business through our global channels, which we recently strengthened with our China joint venture.

As our new products enter the market, we expect to improve margins and increase market share even if the market were to continue at its current levels. Keep in mind that even at a contractive market level the addressable market for this sector is about $1.5 billion annually. A 5% market share for P-Com in this space translates to a revenue of $75 million. At the same time, we’ll continue to service our installed based of equipment with refurbishment, repair, and maintenance contracts that provide us with a stable revenue stream.

On the licensed exempt side of the business where the market is high fragmented our global channels will help us to aggressively drive the high growth opportunity for SPEEDLAN — mesh networking radios for security and surveillance, government, military, enterprise, municipal, and private networks.

We estimate the addressable market for this space is about $500 million a year and growing. We’ve set a realistic goal for capturing 10% share, which translates to a $50 million annualized revenue objective for
P-Com.

When you look at the market and the revenue opportunities available to us as I’ve just outlined and connect it back to what (Dan) has outlined for us to achieve profitability, we believe we’re well positioned to make it happen.

We’ve come a long way in a year. P-Com team feels a deep sense of accomplishment for what we have achieved. But we also have a realistic appreciation for the challenges ahead. Knowing these challenges, we believe we have the right strategies in place to allow us to build a company that will continue to grow stronger in the years to come.

And with that, I’d like to open the call to questions. Operator.

Operator:	Thank you, sir. Ladies and gentlemen at this time we will begin the question and answer session.

If you have a question please press the star followed by the 1 on your push button phone. If you’d like to decline from the polling process please press the star followed by the 2. You’ll hear three tone prompt acknowledging your selection and your questions will be polled in the order they are received.

If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment for our first question.

Once again, Ladies and gentlemen, if you have a question, please press the star followed by the 1. One moment for our first question.

First question comes from (Kevin Dede) (unintelligible). Go ahead.

(Kevin Dede):	Good morning guys. Thanks for taking my questions.

Man:	Sure. Hi (Kevin).

(Kevin Dede): Congrats on continued progress. I was hoping you could help me understand how I might compare gross margin in the third quarter with out of the second. You said that there were some one time gains and reversal in there. What was the operating gross margin last quarter?

(Dan Rumsey): The operating — hi (Kevin) it’s (Dan Rumsey) — the operating gross margin last quarter I believe was 29%. And that was helped for the swing gross margin last quarter because of some gains from the restructuring of our Italian operations. I think it had about a 5% benefit to gross margins. If you take that out given the swing both ways we had pretty much a consistent gross margin this quarter and last. Because if you take out the gain last quarter and you take out the contra revenue item that I referred to of 187,000 you’re right at about 20% gross margins in both quarters.

(Kevin Dede): Got it. Okay. And (Sam) what do you expect your China partner to be in terms of your revenue as they pursue other geographies?

Sam Smookler: Well I think I’d like to kind of connect that (Kevin). My plan for 2005 with the China JV is got a revenue range $5 to $10 million.

(Kevin Dede): Okay. And they’re not going to be the exclusive partner for you if you pursue areas outside of China are they?

Sam Smookler: Oh no. they will be exclusive in China and the JV, which of course we’re a part of, and we’ll some people — some of our own people imbedded in the JV. But we will use the JV also to set up subagents and also to open up new channels for our licensed exempt product.

(Kevin Dede): Can you give us some more details on the 9200? And why you’re excited about its competitive position — particularly when you expect to see it in the market?

Sam Smookler:	Well it’s — we’re actually going to be shipping our first product imminently here. The reason we’re excited about it, you know, this mesh networking is something that appears to be a real winner in terms of what customer applications require. And so the combination of the 54 megabit signal beats the availability in 2.4 or 5.8. The fact that in addition to the mesh networking we’ve got the non-line of site OFDM. And we’re just adding in mobility into the picture. And we’re finding that a huge positive input from customers on how much they like this product in the trials and the way they’re going to deploy it. So we’re pretty excited about it. You know first inputs on this thing is that it’s a winner.

(Kevin Dede):	Do you have — are you taking orders for it now?

Sam Smookler:	We are yes.

(Kevin Dede):	Yes. Do you typically give an order or backlog at the end of the quarter?

Sam Smookler:	We usually don’t. It’s not currently part of our standard communication. But I think you’ll be hearing some things on the SPEEDLAN as we go forward.

(Kevin Dede): Okay. And you’ve made a point of saying that you had new Encore releases through each quarter next year. Could you give us a little more detail on that?

Sam Smookler:	The Encore is not — I think I tried to say (Kevin) we
have new products coming out each quarter. The two
major new platforms — that I mentioned — the CP and
XP. CP is scheduled for the end of Q2. And the XP is
Q3, Q4.

In addition to that we’ve got some new products coming
out on the SDH side as well. And the SDH products I
think in Q1 it’s our 622 megabit platform. And then
there’s a 9300 scheduled for Q1, Q2. And that’s a
upscale version with additional mobility and voiceover
IP features in the SPEEDLAN.

(Kevin Dede): Do you have a rough idea on what’s licensed and unlicensed right now on your product mix?

Sam Smookler:	It’s about 20% unlicensed.

(Kevin Dede):	Okay. Well thanks for taking the question, Sam.

Sam Smookler:	Yes, thank you (Kevin). Nice to hear from you.

Operator:	Thank you sir. Ladies and gentlemen if you had an additional question please press the star followed by the 1.

At this time there appears to be no further questions. I’d like to turn the conference back over for any concluding comments.

Sam Smookler:	Well thank everybody for participating. And we appreciate your support. Thank you.

Operator:	Ladies and gentlemen this concludes the P-Com third quarter financial results conference call.

If you’d like to listen to the replay of today’s conference please dial (303) 590-3000 or 1 (800) 405-2236 and you will need to enter the access code of 11010154 followed by the pound sign.

Once again thank you for participating in today’s conference. At this time you may now disconnect.

END